Exhibit (d)(21)
INVESTMENT SUB-ADVISORY AGREEMENT
     THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), made this 31st day of December, 2008 by and between Roszel Advisors, LLC, a Delaware limited liability company (the “Advisor”), and NFJ Investment Group L.P., a Delaware limited partnership (the “Sub-Advisor”).
     Advisor and Sub-Advisor agree as follows:
1. Advisor hereby engages the services of Sub-Advisor in connection with Advisor’s management of the Roszel/Allianz NFJ Mid Cap Value Portfolio (the “Portfolio”) of MLIG Variable Insurance Trust (the “Trust”). Pursuant to this Agreement and subject to the oversight and supervision by Advisor and the officers and the board of trustees of the Trust, Sub-Advisor shall manage the investment and reinvestment of that portion of the assets of the Portfolio that the Advisor shall, from time to time, direct.
2. Sub-Advisor hereby accepts appointment by Advisor in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.
3. In particular, Sub-Advisor shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments. In this connection, Sub-Advisor shall provide Advisor and the officers and trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding its management of the Portfolio assets. The Advisor shall instruct the custodian of the Portfolio to sweep all cash held in the Portfolio into the custodian’s short term investment fund program and the Sub-Advisor will not be responsible for investments made pursuant to such cash sweep. The custodian shall also be responsible for collecting the interest and dividends on the Portfolio’s investments in its custody and the Sub-Advisor shall have no responsibility in this regard.
4. Sub-Advisor shall carry out its responsibilities under this Agreement in compliance with: (a) the Portfolio’s investment objective, policies and restrictions as set forth in the Trust’s current registration statement as delivered to the Sub-Advisor, (b) such policies or directives as the Trust’s trustees may from time to time establish or issue and communicate to the Sub-Advisor in writing, and (c) applicable law and related regulations. Advisor shall promptly notify Sub-Advisor in writing of changes to (a) or (b) above and shall notify Sub-Advisor in writing of changes to (c) above promptly after it becomes aware of such changes.
     In particular, Sub-Advisor shall be responsible to ensure that the Portfolio: (a) complies with the diversification requirements of Section 817(h) of the Internal Revenue

Code of 1986, as amended, (the “Code”) and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously qualifies as a regulated investment company under Sub-Chapter M of the Code.
     Sub-Advisor shall not consult with other sub-advisers of the Portfolio, or with sub-advisers of other investment portfolios of the Trust, concerning transactions in portfolio securities or other portfolio investments of the Portfolio.
5. Sub-Advisor shall take all actions which it considers necessary to implement the investment policies of the Portfolio as these relate to the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and to that end, Sub-Advisor is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, except where Advisor or the Trust instruct Sub-Advisor to place orders with a particular broker or dealer, Sub-Advisor is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Trust’s board of trustees and set forth in the Trust’s current registration statement delivered to the Sub-Advisor.
     Sub-Advisor is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (a) the execution capabilities of such brokers and dealers, (b) research, custody and other services provided by such brokers and dealers which the Sub-Advisor believes will enhance its general portfolio management capabilities, (c) the size of the transaction, (d) the difficulty of execution, (e) the operational facilities of such brokers and dealers, (f) the risk to such a broker or dealer of positioning a block of securities, and (g) the overall quality of brokerage and research services provided by such brokers and dealers. In connection with the foregoing, Sub-Advisor is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if Sub-Advisor determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Advisor’s overall responsibilities with respect to the Portfolio and to any other client accounts or portfolios which it advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.
     Sub-Advisor also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Advisor. When an order is so aggregated: (a) the actual prices applicable to the aggregated transaction will be averaged and the Portfolio and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (b) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio) participating in the transaction. Advisor recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.
     When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Portfolio), Sub-Advisor may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Advisor considers equitable.
6. Sub-Advisor’s services under this Agreement are not exclusive. Sub-Advisor may provide the same or similar services to other clients. Advisor acknowledges that, except when transactions for multiple clients are aggregated, transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Portfolio) for which that security or investment is recommended or executed. This Agreement does not require Sub- Advisor to give priority to the Portfolio over other client accounts or portfolios.
7. Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor, the Trust or the Portfolio or otherwise be deemed agents of the Advisor, the Trust or the Portfolio.
8. Sub-Advisor or an affiliated person of Sub-Advisor may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (a) the requirement that Sub-Advisor seek to obtain best execution and price within the policy guidelines determined by the Trust’s board of trustees and set forth in the Trust’s current registration statement: (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended: and (d) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Sub-Advisor under this Agreement. Subject to the requirements of applicable law and any procedures adopted by Trust’s board of trustees, Sub-Advisor or their affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Trust for such services in addition to Sub-Advisor’s fees for services under this Agreement.
9. (a) Advisor authorizes Sub-Advisor to use its best efforts to vote proxies for securities held in the Portfolio and purchased (or otherwise acquired) by the Sub-Advisor. The Sub-Advisor is authorized and directed to instruct the custodian to forward promptly to the Sub-Advisor or its designee copies of all proxies and shareholder communications relating to such securities held in the Portfolio (other than materials relating to legal proceedings). Advisor agrees that the Sub-Advisor will not be responsible with regard to voting of proxies if the Sub-Advisor or the Sub-Advisor’s designee has not received such proxies or related shareholder communications on a timely basis. Advisor acknowledges that currently the Sub-Advisor has engaged a third party service provider to assist with the administrative functions related to voting proxies. It is further understood that Sub-Advisor need not and is not required to accept any direction concerning the voting of proxies from Advisor The right of Sub-Advisor to vote proxies shall continue until the earlier of the termination of the Agreement or such time as Advisor revokes the Sub-Advisor’s authority to vote proxies and specifically reserves such right to Advisor or to another designee. Notwithstanding anything to the contrary herein, Advisor agrees that Sub-Advisor will not be responsible for voting any proxy relating to securities not purchased or otherwise acquired by Sub-Advisor. In particular, Advisor agrees that Sub-Advisor will not be responsible for voting proxies relating to investments made pursuant to cash sweeps of the Portfolio (including, without limitation, short term investment fund programs, money market funds and other short-term cash vehicles or other cash equivalents); rather, Advisor specifically reserves the right to vote such proxies to itself. Advisor may obtain a copy of the Sub-Advisor’s proxy voting policies and procedures and information about how the Sub-Advisor voted with respect to securities in the Portfolio upon request.
     If the Portfolio participates in a securities lending program, Advisor will notify the Sub-Advisor in writing. Under most securities lending programs, securities on loan may not be voted by the lender unless the loaned security is recalled prior to the record date for the vote. The ability to timely recall shares for proxy voting purposes is not within the Sub-Advisor’s control since the Sub-Advisor is not a party to the securities lending agreements and requires the cooperation of the Advisor, the lending agent and the borrower. However, if Advisor requests in writing, the Sub-Advisor will use reasonable efforts to request the Advisor recall the securities on loan for voting if the Sub-Advisor has knowledge that the proxy involves a “Material Event” affecting the securities on loan. “Material Event” for purposes of determining whether a recall of a security is warranted currently means a proxy that relates to a merger, acquisition, spin-off or other similar corporate action (but such definition will be reviewed and redefined from time to time by the Sub-Advisor). Please be advised that, under certain circumstances, the recall of shares in time to be voted may not be possible due to applicable proxy voting record dates, the timing of receipt of information regarding the proxy and administrative concerns. Efforts to recall loaned securities are not always effective and there can be no guarantee that any such securities can be retrieved in a timely manner for purposes of voting the securities. Nonetheless, if Advisor wishes Sub-Advisor to give Advisor or its designee notice for recalling securities on loan as described above, Advisor must complete and execute a Securities Lending Program Acknowledgement in form satisfactory to the Sub-Advisor.
     (b) Sub-Advisor does not file proofs of claim for its clients (including the Portfolio) in connection with class action settlements. Sub-Advisor will, however, use reasonable efforts to notify the custodian of the Portfolio of class action settlements involving securities purchased by the Sub-Advisor and held in, or formerly held in, the Portfolio and provide information to the custodian; provided, that, the Sub-Advisor will have no obligation to advise, initiate or take any other action on behalf of the Portfolio in any legal proceedings (including class actions). In addition, the Sub-Advisor does not provide the service described in this Section 9(b) once this Agreement is terminated or the Sub-Advisor no longer provides investment advisory services to the Portfolio.
10. Nothing in this Agreement shall require Sub-Advisor to take or receive physical possession of cash, securities or other investments of the Portfolio.
11. Sub-Advisor is registered with the U.S. Securities and Exchange Commission under the Advisers Act. Sub-Advisor shall remain so registered throughout the term of this Agreement and shall notify Advisor immediately if Sub-Advisor ceases to be so registered as an investment adviser.
12. Sub-Advisor: (a) is duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the Investment Company Act of 1940, as amended, (the “1940 Act”) or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services under this Agreement, and (e) will promptly notify Advisor of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.
13. Advisor: (a) is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self- regulatory agency, necessary to be met in order to perform the services this Agreement, and (e) will promptly notify Sub-Advisor of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act. Advisor represents that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in the Portfolio are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.
14. Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Advisor and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the Chief Compliance Officer of Sub-Advisor shall certify to Advisor or the Trust that Sub-Advisor has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of Sub-Advisors’ codes of ethics or, if such a material violation has occurred, that appropriate action has been taken in response to such material violation. Upon written request of Advisor or the Trust, Sub-Advisor shall permit representatives of Advisor or the Trust to examine the reports (or summaries of the reports) required to be made to Sub-Advisor by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.
15. For the services rendered, the facilities furnished and the expenses assumed by Sub-Advisor, Advisor shall pay Sub-Advisor at the end of each month a fee based on the average daily net assets of the Portfolio at an annual rate of 0.40%.
     Sub-Advisor’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.
     During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
16. Sub-Advisor hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio’s investments that are required to be maintained by the Trust pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.
     Sub-Advisor agrees that all books and records which it maintains for the Portfolio or the Trust are the property of the Trust and further agrees to surrender promptly to the Advisor or the Trust any such books, records or information upon the Advisor’s or the Trust’s reasonable request (provided, however, that Sub-Advisor may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at Sub-Advisor’s offices. Advisor and the Trust or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Advisor which pertain to the Portfolio or the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Advisor or the Trust upon request.

     Sub-Advisor agrees that the policies and procedures established by the Sub-Advisor for managing the Portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the sub-advisor/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Advisor and the Trust or either of their authorized representatives not less frequently than annually.
17. Sub-Advisor agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in connection with the performance of its obligations under this Agreement or authorized specifically by Advisor or the Trust, or if such disclosure is required by federal or state regulatory authorities.
     Sub-Advisor may disclose the investment performance of the Portfolio to any third party, provided that such disclosure does not reveal the identity of the Advisor, the Portfolio or the Trust. Sub-Advisor may, however, disclose that Advisor, the Trust and the Portfolio are its clients (including in marketing materials distributed to third parties from time to time), provided that such disclosure does not reveal the investment performance or the composition of the Portfolio.
18. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor or its officers, trustees or employees, or reckless disregard by Sub-Advisor of its duties under this Agreement (together, “disabling conduct”), Sub-Advisor shall not be liable to Advisor, the Portfolio, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, breach by the Sub-Advisor of the second paragraph of section 4 hereof is deemed to be disabling conduct.
19. Sub-Advisor agrees to indemnify and defend Advisor, its officers, trustees, partners, employees and any person who controls Advisor for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or communication to current or prospective investors in the Portfolio relating to disclosure about Sub-Advisor provided to Advisor by Sub-Advisor in writing expressly for the purpose of being included in such registration statement, proxy statement or communication; provided, that Sub-Advisor has also been given the opportunity to review and provide comments regarding the parts of such registration statement, proxy statement or communication referencing or relating to Sub-Advisor prior to its distribution, for the purpose of correcting any material inaccuracies.
     Sub-Advisor agrees to indemnify and defend Advisor, its officers, trustees, partners, employees and any person who controls Advisor for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of the Sub-Advisor’s failure to ensure that the Portfolio: (a) complies with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously qualifies as a regulated investment company under Sub-Chapter M of the Code.
20. Advisor agrees to indemnify and defend Sub-Advisor, its officers, trustees, partners, employees and any person who controls Sub-Advisor for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or other communication to current or prospective investors in the Portfolio (other than a misstatement or omission relating to disclosure about Sub-Advisor provided in writing to the Advisor or Trust expressly for the purpose of being included in such registration statement, proxy statement or communication and reviewed and approved by the Sub-Advisor prior to its distribution).
21. The Sub-Advisor agrees to permit the Advisor and the Trust to use its name, along side the Advisor’s name, in the Portfolio’s name and to refer to the Sub-Advisor as the sub-adviser of the Portfolio in descriptions of the Portfolio, as these appear in the Trust’s prospectus(es) and/or sales literature related to the Portfolio, provided, however, that the Advisor and the Trust shall cease such use of the Sub-Advisor’s name in the event that this Agreement is terminated and shall not have any rights to use, or in Sub-Advisor’s name except as expressly permitted in this Section 21.
22. This Agreement shall not become effective unless and until it is approved by the board of trustees of the Trust, including a majority of trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding shares of the class of the Trust’s stock representing an interest in the Portfolio. This Agreement shall come into full force and effect on the date which it is so approved and the Advisor will promptly notify the Sub-Advisor of such approval and effectiveness in writing. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (a) the board of trustees of the Trust, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio, and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. If this Agreement is not approved, the Advisor will promptly notify the Sub-Advisor in writing.
23. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Trust’s board of trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Advisor and Sub-Advisor, or by the Advisor, or by the Sub-Advisor, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Advisor and the Trust regarding the Advisor’s management of the Portfolio (in which case, the Advisor will immediately notify the Sub-Advisor in writing regarding the termination of this Agreement).
24. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law or (b) a majority of votes attributable to the outstanding Trust shares of the class representing an interest in the Portfolio.
25. The terms “assignment”, “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding shares of the class” means the lesser of (a) 67% or more of the votes attributable to shares of such class present at a meeting if more than 50% of the votes attributable to such shares are present or represented by proxy or (b) more than 50% of the votes attributable to shares of such class.
26. This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.
27. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
28. All notices and other communications required by or pertaining to this Agreement shall be in writing sent by email, facsimile, delivered in person or by messenger, overnight courier (which provides evidence of delivery) or certified mail with a return receipt to the parties at the following addresses (or at such other address or number for a party as may be specified by like notice):

If to the Advisor or	MLIG Variable Insurance Trust
the Trust:	1700 Merrill Lynch Drive, 3rd Floor
Pennington, NJ 08534
Attention: Chief compliance Officer
Email: lori_salvo@ml.com
Fax: 609-910-0217

If to the Sub-Advisor:	(A) For General Investment Matters:

NFJ Investment Group L.P.
2100 Ross Avenue, Suite 700
Dallas, TX 75201
Attention: Portfolio Management Notices Email: clientservices@nfjinv.com

Fax: 214-754-1798

With a copy at the same address to the Compliance
Department:

Attention: Compliance Department
Email: compliance@nfjinv.com
Fax: 214-754-1798

(B) For Operational Matters (such as withdrawals,
contributions, etc.):

Attention: Operations Department
Email: operations@nfj@nfjinv.com
Fax: 214-754-1798
     If notices to the Sub-Advisor relating to Operational Matters (such as contributions, withdrawals, etc.) are not sent to the Sub-Advisor’s notice address for Operational Matters as set forth above, such matters may not be processed or may not be processed in a timely manner and the Sub-Advisor will not be responsible for any losses or damages resulting from or arising out of any such delay or failure to process.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Roszel Advisors, LLC

By:	/s/ Ann M. Strootman

Name:	Ann M. Strootman
Title:	Treasurer & Chief Financial Officer
ATTEST:

NFJ Investment Group L.P.

By:	/s/ Barbara Claussen
Title	Managing Director/COO

ATTEST:

By:	/s/ Ben Fischer
Title	Managing Director/Founder

ATTEST:

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